UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 31, 2005

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RENT-A-CENTER, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-25370 (Commission File Number)	45-0491516 (IRS Employer Identification No.)
5700 Tennyson Parkway Plano, Texas 75024 (Address of principal executive offices and zip code)

(972) 801-1100

(Registrant's telephone
number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

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Item 1.02 Termination of a Material Definitive Agreement.

As a result of the closing of the sale of 7,218,571 shares of common stock of Rent-A-Center, Inc. (the "Company") by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (the "Apollo Entities") on May 31, 2005 pursuant to a prospectus supplement to a Registration Statement on Form S-3 (File No. 333-116684), the Fifth Amended and Restated Stockholders Agreement, dated as of August 13, 2004 (the "Stockholders Agreement"), by and among the Apollo Entities, Mark E. Speese, the Company, and certain other persons terminated pursuant to its terms.

At the time of termination of the Stockholders Agreement, and pursuant thereto, the Apollo Entities had the right to designate one person to be nominated to the Company's board of directors. Each of Laurence M. Berg and Peter P. Copses, Senior Partners at Apollo Management, LP, an affiliate of the Apollo Entities, serve on the Company's board of directors as persons designated by the Apollo Entities (the "Apollo Designees"). The terms of the Stockholders Agreement contained provisions requiring the Apollo Designees' approval to effect certain transactions involving the Company, including repurchasing shares of the Company's common stock, declaring or paying dividends on the Company's common stock, increasing the size of the Company's board of directors to more than eight persons, selling all or substantially all of the Company's assets and entering into any merger or consolidation or other business combination. The Stockholders Agreement also required that one member of each of the Company's board committees be an Apollo Designee. In addition, the terms of the Stockholders Agreement restricted the Company's ability to issue debt or equity securities with a value in excess of $10 million without the majority affirmative vote of the Company's finance committee, and in most cases, required the unanimous vote of the Company's finance committee for the issuance of our equity securities with a value in excess of $10 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.
Date: June 6, 2005	By:	/s/ Robert D. Davis
Robert D. Davis Senior Vice President -- Finance, Chief Financial Officer and Treasurer